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                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.
                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:    Claymore Exchange-Traded Fund Trust

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

         2455 Corporate West Drive
         Lisle, Illinois 60532

Telephone Number (including area code):   630-505-3700

Name and Address of Agent for Service of Process:

         Nicholas Dalmaso, Esq.

         Mailing Address:
         2455 Corporate West Drive
         Lisle, Illinois 60532

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES  /x/          NO / /

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                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Lisle and State of Illinois on the 26th day of May, 2006.


                                        CLAYMORE EXCHANGE-TRADED FUND TRUST

                                        By: /s/ Nicholas Dalmaso
                                            --------------------
                                            Nicholas Dalmaso


Attest:


/s/ Melissa Nguyen
------------------
Melissa Nguyen